UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 29, 2013

Date of Report

(Date of Earliest Event Reported)

Sebring Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	4822	26-0319491
(State or Other Jurisdiction	(Primary Standard	(IRS Employer
of Incorporation)	Industrial Classification Code)	Identification No.)

1400 Cattlemen Rd., Suite D, Sarasota, Florida 34232

(Address of Principal Executive Offices, Including Zip Code)

(941) 377-0715

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under nay of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” refer to Sebring Software, Inc.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2013, the Mr. Leif Anderson resigned as the Company’s chief financial officer. Mr. Andersen’s resignation is not the result of any disagreement with the Company and Mr. Andersen continues to hold his positions as chief executive officer, president, and director of the Company. In conjunction with Mr. Andersen’s resignation, on April 29, 2013, the Board of Directors of the Company appointed Mr. Allan J. Barberio as the Company’s chief financial officer.

Mr. Barberio graduated from Penn State University in 1966 with a B.S. degree in accounting and attended graduate school at Case Western Reserve University in 1967. Mr. Barberio has spent most of his career in public accounting and in 1972 co-founded Kerkering, Barberio & Co., CPAs in Sarasota, Florida. Mr. Barberio served as Managing Partner for a 15 year period, during which the firm expanded to include Kerkering, Barberio Financial Services, PA, Kerkering, Barberio Pension Services, PA, and Kerkering, Barberio Information Services, PA (now South Tech Solutions). The firm now has 120 employees. Mr. Barberio’s experience includes extensive service to the health care industry where he represents large medical practices, dental practices, and diagnostic imaging centers. Mr. Barberio was the court appointed trustee of a $60 million trust (public record of Sarasota County) and brought it to a successful termination in a 4 year period. Mr. Barberio is a Florida licensed real estate broker and maintains an association with Gottesman Company of New York as a mergers and acquisition specialist. Mr. Barberio serves as Board Member and Treasurer of The Economic Development Corporation of Sarasota County and as Board Member and Treasurer of the Florida Winefest Foundation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  April 29, 2013

Sebring Software, Inc.

By:	/s/ Leif Andersen
Name:	Leif Andersen
Title:	Chief Executive Officer and Director